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                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                FOUR TIMES SQUARE
                             NEW YORK, NY 10036-6522

                                 (212) 735-3000

                                December 6, 2002


BlackRock Insured
Municipal Income Trust
40 East 52nd Street
New York, New York 10022

                           Re: BlackRock Insured Municipal Income Trust REGISTRATION STATEMENT ON FORM N-2

Ladies and Gentlemen:

     We have acted as special counsel to BlackRock Insured Municipal Income Trust, a statutory trust (the "Trust") created under the Delaware Statutory Trust Act (the "Delaware Statutory Trust Act"), in connection with the public offering by the Trust of up to 3,053 shares of the Trust's Series T7 Preferred Shares of Beneficial Interest, 3,053 shares of the Trust's Series R7 Preferred Shares of Beneficial Interest and 3,053 shares of the Trust's Series F7 Preferred Shares of Beneficial Interest, in each case having liquidation preference $25,000 per share (individually, "Series of Preferred Shares" and together, the "Preferred Shares").

     This opinion is being furnished in accordance with the requirements of Item 24 of the Form N-2 Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").


     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Notification of


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BlackRock Insured
Municipal Income Trust
December 6, 2002
Page 2

Registration of the Trust as an investment company under the 1940 Act, on Form N-8A, dated August 19, 2002 as filed with the Securities and Exchange Commission (the "Commission") on August 19, 2002, (ii) the Registration Statement of the Trust on Form N-2 (File Nos. 333-100951 and 811-21178), as filed with the Commission on November 1, 2002 under the 1933 Act and the 1940 Act, Pre-Effective Amendment No. 1 thereto, as filed with the Commission on December 5, 2002, and Pre-Effective Amendment No. 2 to be filed with the Commission on the date hereof, under the 1933 Act (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the "Registration Statement"); (iii) the form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into between the Trust, as issuer, BlackRock Advisors, Inc., as investment adviser to the Trust, BlackRock Financial Management, Inc., as investment sub-adviser to the Trust, and Salomon Smith Barney Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the "Underwriters"), filed as an exhibit to the Registration Statement; (iv) a specimen certificate representing each Series of Preferred Shares; (v) the Corrected Certificate of Trust, as filed with the Secretary of State of Delaware, and the Amended and Restated Agreement and Declaration of Trust of the Trust, as currently in effect; (vi) the Statement of Preferences setting forth the rights, powers, terms and preferences of each Series of Preferred Shares; (vii) the Amended and Restated By-Laws of the Trust, as currently in effect; (viii) certain resolutions of the Board of Trustees of the Trust relating to the creation, issuance and sale of the Preferred Shares and related matters and (ix) certain resolutions of the shareholders of the Trust relating to the creation of each Series of Preferred Shares. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations

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BlackRock Insured
Municipal Income Trust
December 6, 2002
Page 3


thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the share certificates representing each Series of Preferred Shares will conform to the specimen examined by us and will have been manually signed by an authorized officer of the transfer agent and registrar for the Preferred Shares and registered by such transfer agent and registrar. We have also assumed that the Underwriting Agreement will be executed in substantially the form reviewed by us. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

     Members of our firm are admitted to the bar in the State of Delaware and we do not express any opinion as to the laws of any jurisdiction other than the Delaware Statutory Trust Act.

     Based upon and subject to the foregoing, we are of the opinion that when
(i) the Registration Statement becomes effective; (ii) the Underwriting Agreement has been duly executed and delivered; (iii) certificates representing the Preferred Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Preferred Shares and registered by such transfer agent and registrar; and (iv) the Preferred Shares have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Preferred Shares as contemplated by the Underwriting Agreement, the issuance and sale of the Preferred Shares will have been duly authorized and the Preferred Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Agreement and Declaration of Trust)

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Opinions" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                                    Very truly yours,


                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP